Exhibit (e)(10)

CONFIDENTIALITY AGREEMENT

CONFIDENTIALITY AGREEMENT (this “Agreement”), dated as of March 4, 2007, by and between Webex Communications, Inc., a Delaware corporation (including its subsidiaries, the “Company”), and Cisco Systems, Inc., a California corporation (including its subsidiaries, “Cisco”).

WHEREAS, Cisco and the Company are engaging in discussions about a possible transaction between them (the “Transaction”) and in connection with evaluating the Transaction, each party (the “Disclosing Party”) may disclose to the other party (the “Receiving Party”) certain information relating to the Disclosing Party which is non-public, confidential or proprietary in nature;

NOW, THEREFORE, the parties hereby agree as follows:

1. Confidentiality of Information. The Receiving Party and its Representatives (as such term is defined below) (i) will keep the Information (as such term is defined below) strictly confidential and will not (except as required by applicable law or stock exchange requirement, regulation or legal process, and only after compliance with paragraph 3 below), without the Disclosing Party’s prior written consent, disclose to any person (as such term is defined below) any Information, and (ii) will not use any Information in any manner (whether for itself, any other person or otherwise) other than solely in connection with its consideration of the Transaction. The Receiving Party further agrees to disclose the Information only to its Representatives who need to know the Information solely for the purpose of evaluating the Transaction, and who are informed by the Receiving Party of the confidential nature of the Information and agree to act in accordance with the terms of this Agreement. In addition, the Receiving Party and its Representatives shall take all reasonable actions and precautions to prevent the disclosure, use, copying, duplicating or reproducing of any Information, as well as any information the disclosure of which is limited by the provisions of paragraph 2 below in any manner contrary to the provisions of this Agreement. The term “Information” shall mean, with respect to the Disclosing Party in question, all confidential, proprietary or non-public information (whether furnished before or after the date hereof and whether written, oral, electronic or otherwise) furnished by the Disclosing Party or its Representatives to the Receiving Party or its Representatives in connection with the Receiving Party’s evaluation of the Transaction. The term “Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (ii) is or becomes available to the Receiving Party or any of its Representatives on a nonconfidential basis from a source (other than the Disclosing Party or any of its Representatives) which, to the Receiving Party’s knowledge is not prohibited from disclosing such information to the Receiving Party, (iii) is known to the Receiving Party or any of its Representatives prior to disclosure by the Disclosing Party or any of its Representatives, or (iv) is or has been independently developed by the Receiving Party without use of any information furnished to it by the Disclosing Party. The term “person” shall mean any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union or association or any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of any country or any domestic or foreign state, county, city or other political subdivision. The terms of confidentiality under this Agreement shall not be construed to limit either party’s right to independently develop or acquire products without use of, or reference to, the other party’s Information. The Disclosing Party acknowledges that the Receiving Party may currently or in the future be developing information internally, or receiving information from other persons, that is similar to any Information. Accordingly, nothing in this Agreement shall be construed as a representation or agreement that the Receiving Party will not develop, or have developed for it, products, concepts, systems, or techniques that are similar to or compete with the

Confidentiality Agreement

products, concepts, systems or techniques contemplated by or embodied in any Information, provided that the Receiving Party does not violate any of its obligations under this Agreement in connection with such development. Further, each party hereto shall be free to use for any purpose any information in non-tangible form which may be retained in the unaided memories of persons who have had access to Information, including without limitation ideas, concepts, know-how or techniques contained therein resulting from access to or work with any such Information, provided that such party shall maintain the confidentiality of all such Information as provided herein. Neither party hereto shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of any such information. Nothing in this paragraph 1 shall be deemed to grant either party a license under or to any of the other party’s intellectual property rights. The term “Representative” shall mean, with respect to the party in question, any of such party’s directors, officers, employees, affiliates (such term, as defined in the Securities Exchange Act of 1934, as amended), representatives (including, without limitation, financial advisors, attorneys and accountants) and agents.

2. Confidentiality of Transaction and Transaction Status. Without the prior written consent of the other party, neither Cisco nor the Company nor any of their respective Representatives will (except as set forth in the proviso below or as required by applicable law or stock exchange requirement, regulation or legal process, and only after compliance with paragraph 3 below) disclose to any person any information regarding a possible Transaction or any information relating in any way to the Information, including, without limitation (i) that any investigations, discussions or negotiations are taking or have taken place concerning a possible Transaction, including the status thereof or the termination of such discussions or negotiations, (ii) any of the terms, conditions or other facts with respect to any such possible Transaction or its consideration of a possible Transaction, or (iii) that this Agreement exists, that Information exists or has been requested or made available or any opinion or view with respect to the Transaction or the Information; provided, however, that the Company may disclose the existence of this Agreement and provide a copy thereof to the counterparty (and such counterparty’s representatives) to an agreement relating to a Significant Event if such disclosure and provision is required by the terms of such agreement.

3. Mandatory Requests from Governmental Agencies for Information. In the event that the Receiving Party or any of its Representatives are requested or required by any government or governmental agency or authority (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise) to disclose any of the Information or any information the disclosure of which is limited by the provisions of paragraph 2 above (collectively, the “Compelled Information”), the Receiving Party will notify the Disclosing Party promptly in writing so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the terms of this Agreement. The Receiving Party and its Representatives agree not to oppose any action by the Disclosing Party to obtain a protective order or other appropriate remedy and shall cooperate fully with the Disclosing Party in connection therewith. In the event that no such protective order or other remedy is obtained, or that the Disclosing Party waives compliance with the terms of this Agreement or, in the absence of such protective order, other remedy or the waiver by the Disclosing Party and where the Receiving Party or its Representatives have been advised by counsel that is legally compelled to disclose the Compelled Information, the Receiving Party and its Representatives will furnish only that portion of the Compelled Information which the Receiving Party is advised by counsel is legally required and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Compelled Information.

Confidentiality Agreement

4. Return of Information. At any time at the Disclosing Party’s written request, the Receiving Party and its Representatives agree to return promptly all Information to the Disclosing Party, and no copies, extracts or other reproductions of the Information shall be retained by the Receiving Party or its Representatives; provided, that any analyses, compilations, forecasts, studies, summaries, notes, data or other documents or materials prepared by the Receiving Party or its Representatives, in lieu of being returned to the Disclosing Party, may be destroyed by the Receiving Party (except to the extent such destruction is prohibited).

5. No Obligation to Consummate Transaction. Each party hereto acknowledges and agrees that the other party has made no decision to pursue any Transaction and agrees that the other party will have the right in its sole discretion, without giving any reason therefor, at any time to terminate discussions concerning a possible Transaction or to elect not to pursue any such Transaction. In addition, each party hereto agrees that, except for the matters specifically agreed to herein or in written agreements subsequently entered into between the parties, no contract or agreement providing for any Transaction involving the other party or any of its Representatives shall be deemed to exist, and the other party shall not be under any legal obligation of any kind whatsoever with respect to any such Transaction by virtue of this or any other written or oral expression with respect to such a Transaction by any of its Representatives, unless and until a definitive acquisition agreement or in written agreements subsequently entered into between the parties, if any, with respect to such Transaction has been executed and delivered by each such party.

6. No Representations as to the Accuracy of the Information. The Receiving Party and its Representatives acknowledge that neither the Disclosing Party nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Information. The Receiving Party and its Representatives agree that they will be entitled to rely solely on such representations and warranties as may be included in definitive agreements (if any) with respect to the Transaction, subject to such limitations and restrictions as may be contained therein.

7. Standstill. Cisco agrees that, for a period commencing on the date hereof and ending on the earlier of (i) the date that is twelve (12) months following the date of this Agreement or (ii) the occurrence of a Significant Event (as such terms is defined below), neither it nor any of its controlled subsidiaries will, without the prior written consent of the Company: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company; (ii) make, or participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined under the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company; (iii) make any public announcement with respect to any acquisition transaction involving the Company or its securities, or submit to the Company a proposal for any acquisition transaction involving the Company or its securities in a manner reasonably likely to require the Company to make a public announcement with respect to such proposal; (iv) form, join or participate in any “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing, or (v) instigate, encourage or assist any third party to do any of the foregoing. For purposes of this letter agreement, “Significant Event” shall mean the entry by the Company into a definitive agreement providing for (x) any acquisition or purchase from the Company by any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of 50% or more of the then outstanding voting securities of the Company, (y) any merger, tender offer, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately

Confidentiality Agreement

preceding such transaction hold less than 50% of the outstanding voting securities of the surviving or resulting entity of such transaction and hold less than 50% of the outstanding voting securities of any entity that controls such surviving or resulting entity; or (z) any sale, lease or exchange of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole.

8. Securities Law Restrictions. Each party represents that it is aware, and agrees that it will advise its Representatives who are informed of the matters that are the subject of this Agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

9. Non-Solicitation of Employees. Each Party hereto agrees that, without the prior written consent of the other Party, those of such first Party’s Specified Employees (as such term is defined below) who have been directly involved in the evaluation of the Transaction will not, for a period of twelve (12) months from the date hereof, directly solicit for employment with such Party or any of its subsidiaries any Specified Employee of the other Party; provided that the foregoing shall not preclude either Party from making any general solicitation for employees (through the engagement of search firms, public advertising or otherwise) not directed at the Specified Employees of the other Party or from hiring any person who responds to such a general solicitation. For purposes of this letter agreement, a “Specified Employee” of a Party means any senior executive (Vice President level or above) who is employed by such Party as of the date hereof or at any time hereafter and with respect to whom a Specified Employee of the other Party has learned the identity of such person either as a result of having had access to any Information in connection with the Transaction or has first met such person in connection with the evaluation of the Transaction.

10. Miscellaneous.

(a) Injunctive Relief. It is agreed that the Disclosing Party would be irreparably injured by a breach of this Agreement by the Receiving Party or any of its Representatives, that monetary remedies would be inadequate to protect the Disclosing Party against any actual or threatened breach of this Agreement by the Receiving Party or any of its Representatives, and, without prejudice to any other rights and remedies otherwise available to the Disclosing Party, the Receiving Party, on behalf of itself and its Representatives, agrees to the granting of equitable relief, including injunctive relief and specific performance, in favor of the Disclosing Party without proof of actual damages and without any need to secure or post any bond in connection therewith.

(b) Severability. If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

(c) Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Confidentiality Agreement

(d) Modifications to Agreement; Waivers. No modifications of or changes to this Agreement or waiver of the terms and conditions hereof will be binding upon the Company or Cisco, unless approved in writing and signed by both the Company and Cisco. It is further agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event of any dispute of any kind or nature with respect to or arising out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any action with respect to or arising out of this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

(f) Termination. Each party’s obligations hereunder with respect to Information shall terminate on the second anniversary of the date of this Agreement; provided that all matters related thereto in respect of which a claim has been made or an action or proceeding has been instituted on or prior to such date shall survive the expiration of such period until such claim, action or proceeding is finally resolved.

(g) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter of this Agreement and supersedes all prior agreements with respect thereto.

(h) Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by messenger or by overnight courier service (with confirmation of receipt) or by facsimile (upon confirmation of receipt), in each case as follows:

(1)	if to the Company:

Webex Communications, Inc.

c/o Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, California 94304-1114

Facsimile: (650) 233-4545

Attn: Jorge A. del Calvo, Esq.

(2)	if to Cisco:

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134-1706

Facsimile: (408) 525-4757

Attn: General Counsel

Confidentiality Agreement

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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Confidentiality Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Confidentiality Agreement to be executed and delivered as of the date first written above.

WEBEX COMMUNICATIONS, INC.

By:	/s/ David Farrington
Name:	David Farrington
Title:	Vice President, General Counsel

CISCO SYSTEMS, INC.

By:	/s/ Mark T. Gorman
Name:	Mark T. Gorman
Title:	Director, Mergers & Acquisitions